[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.24

PATENT AND TECHNOLOGY LICENSE

AND MATERIALS TRANSFER AGREEMENT

BY AND BETWEEN

THE JOHNS HOPKINS UNIVERSITY

&

ADURO BIOTECH, INC.

JHU Agreement: # -A21083

PATENT AND TECHNOLOGY LICENSE AND

MATERIALS TRANSFER AGREEMENT

THIS PATENT AND TECHNOLOGY LICENSE AND MATERIALS TRANSFER AGREEMENT (this “Agreement”) is dated as of January 31, 2013 (the “Effective Date”) and entered into by and between THE JOHNS HOPKINS UNIVERSITY, a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, Maryland, 21218-2695 (“JHU”) and ADURO BIOTECH, INC., a Delaware corporation having an address at 626 Bancroft Way, Suite 3C, Berkeley, California 94710-2225 (“Company”):

RECITALS

WHEREAS, as a center for research and education, JHU is interested in licensing intellectual property and proprietary materials in a manner that will benefit the public by facilitating the distribution of useful products and the utilization of new processes, but is without capacity to commercially develop, manufacture, and distribute any such products or processes; and

WHEREAS, valuable invention(s) were developed during the course of research at JHU and are listed as follows: “Formulation of Toll-like Receptor Ligand with Whole Cell Tumor Vaccine to Enhance Anti-tumor Responses” (JHU Ref No. C05152) invented by Drs. Kim Young, Megan Davis, Charles Drake and Drew Pardoll; “Combinatorial TEGVAX with Blockade of Immune Checkpoint Pathways Augments Anti-tumor Responses In Vivo” (JHU Ref No. C11641) invented by Drs. Kim Young, Juan Fu and Drew Pardoll; and “GVAX Formulated with Cyclic Dinucleotide (STINGVAX) is a Potent Cancer Vaccine” (JHU Ref No. C12043) invented by Juan Fu and Drew Pardoll; and,

WHEREAS, JHU has certain rights in GVAX cell lines and technologies described in JHU Ref No. C12266 “Breast Cancer Cell Lines” disclosed by Leisha Emens; JHU Ref#: C12273 “Myeloma Cell Lines” disclosed by Ivan Borrello and Kimberly Noonan; JHU Ref#: C12276 “An Allogeneic Colon Cancer Cell Vaccine Administered with a GM-CSF Producing Bystander Cell Line” disclosed by Lei Zheng, Richard Schulick, Drew Pardoll, Elizabeth Jaffee and Daniel Laheru; JHU Ref No. C12267 “IND filing ref#: BB IND 11019” disclosed by Leisha Emens; JHU Ref#: C12274 “Myeloma IND Filing” disclosed by Ivan Borrello and Kimberly Noonan; JHU Ref#: C12275 “Prostate cancer IND Filing” disclosed by George Drake; (all hereinafter, “Inventors”)

WHEREAS, JHU has acquired rights, title and interest, with the exception of certain retained rights by the United States Government and joint rights of Company, to the inventions as part of the Licensed Patent Rights; and

WHEREAS, Company desires to obtain certain rights in such patent rights, cell lines, and technology as herein provided, and to commercially develop, manufacture, use and distribute products and processes based upon or embodying said valuable inventions, cell lines, and/or technologies throughout the United States;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

All references to particular Exhibits, Articles or Sections shall mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1 “ADDITIONAL CELL LINES” shall have the meaning set forth in Section 5.8.

1.2 “AFFILIATE(S)” means any corporation, company, partnership, joint venture or other entity which controls or is controlled by Company. Control shall mean the direct or indirect ownership of at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock, general partnership or membership interest of such entity.

1.3 “CELL LINES” shall mean cell lines listed in Exhibit B hereto. Cell Lines shall also include any additional cell lines transferred to Company pursuant to Section 5.8 of this Agreement.

1.4 “COMBINATION PRODUCT” shall have the meaning set forth in Section 1.18.

1.5 “DEVELOPED IP” shall have the meaning set forth in Section 2.5.

1.6 “EUROPEAN UNION” shall mean the member states listed as member states in www.europa.eu or any successor web site.

1.7 “FDA” shall mean the U.S. Food and Drug Administration.

1.8 “FIELD” shall mean any use of GVAX-related products (including without limitation GVAX in combination with other elements) including, without limitation, human, veterinarian or diagnostic uses.

1.9 “FIRST COMMERCIAL SALE” shall mean, with respect to any Licensed Product or Licensed Service and any country of the world, the first sale of such Licensed Product or Licensed Service under this Agreement by Company, its Affiliates, or Sublicensee(s) to a non-affiliate third party in such country.

1.10 “GVAX” shall mean an allogeneic cell line or cell lines of the same tumor type as the cancer of interest that (i) has been genetically modified to express GM-CSF, and (ii) has been rendered proliferation-incompetent by irradiation.

1.11 “INDEMNITEE” shall have the meaning set forth in Section 7.1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.12 “LICENSED IP” means the Licensed Patent Rights, Licensed Technology, and Cell Lines. For clarity, Licensed IP shall not include (i) any information, technology, patent rights, materials, and cell lines already owned or controlled by Company or to which Company already has access, or independently developed by Company, (ii) any information, technology, patent rights, materials, and cell lines licensed to, provided to or to which access is given, or owned by the Company under an agreement other than this Agreement, and (iii) any intellectual property that is provided to Company as part of this Agreement, but is not accepted by Company or is removed from this Agreement by the Company by written thirty (30) days’ notice from the Company to JHU.

1.13 “LICENSED PATENT RIGHTS” include (i) the patent applications listed in Exhibit A hereto, and (ii) any patent or patent application claiming priority thereto or common priority therewith including all divisions, continuations-in-part (but only to the extent that the claims of each such continuation-in-part application are directed to subject matter specifically described in (i)), and all divisions and continuations thereof, all U.S. patents issuing thereon and reissues, reexaminations, renewals and extensions thereof, any corresponding foreign patent applications, and any patents, or other equivalent foreign patent rights issuing, granted or registered thereon.

1.14 “LICENSED PRODUCT(S)” as used herein in either singular or plural shall mean any process or method, material, compositions, drug, or other product, the manufacture, use or sale of which by Company, its Affiliates and/or Sublicensees (i) would constitute, but for a license granted to Company, an infringement of a Valid Claim of Licensed Patent Rights (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe) or (ii) necessarily uses or incorporates Licensed Technology and/or Cell Lines.

1.15 “LICENSED SERVICE(S)” as used herein in either singular or plural shall mean the performance on behalf of a third party by Company, its Affiliates and/or Sublicensees of any method or the manufacture of any product or the use of any product or composition which (i) would constitute, but for a license granted to Company, an infringement of a Valid Claim of Licensed Patent Rights (infringement shall include, but not be limited to, direct, contributory or inducement to infringe) or (ii) necessarily uses or incorporates Licensed Technology and/or Cell Lines.

1.16 “LICENSED TECHNOLOGY” as used herein includes all of JHU’s technology, to the extent reasonably required to practice or use, or otherwise specific to, the Licensed Patent Rights, Cell Lines, or GVAX including, without limitation, JHU’s unpatented, proprietary data, results, formulae, designs, specifications, methods, processes, formulations, techniques, know-how, technical information (including, without limitation, structural and functional information), process information, regulatory filings, drug master files, pre-clinical information, clinical information, and any and all proprietary biological, chemical, pharmacological, toxicological, pre-clinical, clinical, assay, chemistry, manufacturing and control data created, developed, and fixed in any tangible medium of expression solely by one or more of the JHU inventors prior to the Effective Date of this Agreement and that is owned by JHU and is not subject to any third party encumbrance that would prevent transfer to Company and to the extent that the provision of such information to Company does not violate the Health Insurance Portability and Accountability Act

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(HIPAA) privacy rules. Licensed Technology specifically excludes Licensed Patents and Cell Lines. While such information may be provided as part of the Technology Transfer, Licensed Technology shall not include any information which: (a) is within the public domain prior to the time of provision by JHU or thereafter becomes within the public domain other than as a result of provision to a third party by Company or any of its representatives in violation of this Agreement; (b) was, on or before the date of provision to Company in the possession of Company as evidenced by records, however maintained; (c) is acquired by Company from a third party having the right to provide the same; or (d) is hereafter developed by Company, as evidenced by records, however maintained. Licensed Technology existing as of the Effective Date of this Agreement includes, without limitation, the Licensed Technology listed in Exhibit C hereto.

1.17 “MINIMUM ANNUAL ROYALTIES” shall have the meaning set forth in Section 3.3.

1.18 “NET SALES REVENUES” shall mean consideration received by Company, its Affiliates and Sublicensees from the sale of Licensed Products in the first arm’s length transaction, less deductions appropriate under US GAAP (to the extent not already reflected in the cash received) including, without limitation, administrative warehouse and service fees paid by Company for third party commercial wholesalers and distributors, payments that are returned by Company pursuant to applicable law, trade discounts or rebates allowed, refunds, returns and recalls, and sales, use, VAT, tariff, import/export duties, or other excise taxes that to be collected by Company and paid to governmental authorities or are invoiced to purchaser and/or paid and remitted by Company to third parties in connection with sale of such Licensed Product. Net Sales Revenues of a Licensed Product with more than one therapeutically active component (“Combination Product”) sold by Company, its Sublicensees or Affiliates shall be calculated by multiplying the Net Sales Revenue of the Combination Product by the fraction A/A+B, where A is the number of all therapeutically active components covered by the Licensed IP hereunder in the Combination Product, and B is the number of all other therapeutically active components in the Combination Product which are not covered by the Licensed IP hereunder. If Licensed Product is given away as part of a kit, or it is not sold but accompanies a product that is sold, then the sale price for the Licensed Product shall be deemed to be the proportional amount of the sale price based on a comparison at the fair market value of each component of the kit or of all products included in the sale. Any noncash consideration received in consideration for the sale of a Licensed Product will be reasonably valued by Company at fair market value.

1.19 “NET SERVICE REVENUES” shall mean cash received by Company or its Affiliates or Sublicensees for the performance of Licensed Services in the first arm’s length transaction, less deductions appropriate under US GAAP (to the extent not already reflected in the cash received) such as sales and/or use taxes imposed upon and with specific reference to the Licensed Services. Net Service Revenues of a combination service sold by Company, its Sublicensee(s) and/or its Affiliates shall be calculated by: (i) subtracting the separately available price of therapeutic and/or prophylactic in the combination service from the Net Service Revenues; or (ii) if such therapeutic and/or prophylactic is not sold separately the parties agree to negotiate a reduction in the royalty rate to reflect the fair value that the Licensed Services attributed to the overall combination service sold, but in no event shall the royalty rates be reduced by greater than [ * ]. In the event that such therapeutic and/or prophylactic is a Licensed

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Product, the Net Service Revenues for purposes of royalty payments shall be based on the sales revenues and fees received from sale of the entire combination service, provided however, that the running royalty hereunder shall be imposed only once with respect to the sale of a single unit of a Licensed Product. Any noncash consideration received in consideration for the sale of a Licensed Services will be reasonably valued by Company at fair market value.

1.20 “PHASE 1 CLINICAL TRIAL” shall mean the initial introduction of an investigational new drug into humans in a study designed to determine the metabolism and pharmacological actions of the drug in humans, the side effects associated with the increasing doses, and, if possible, to gain early evidence of effectiveness, which study meets the requirements of 21 C.F.R. § 312.21(a), as may be amended from time to time, or a similar clinical study prescribed by the regulatory authorities in a market other than the United States.

1.21 “PHASE 2 CLINICAL TRIAL” shall mean clinical studies conducted to evaluate the effectiveness of the drug for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the drug, which studies meet the requirements of 21 C.F.R. § 312.21(b), as may be amended from time to time, or a similar clinical study prescribed by the regulatory authorities in a market other than the United States.

1.22 “PHASE 3 CLINICAL TRIAL” shall mean expanded clinical studies intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for the physician labeling, which trials meet the requirements of 21 C.F.R. § 312.21(c), or a similar clinical study prescribed by the regulatory authorities in a market other than the United States.

1.23 “REGULATORY APPROVAL” shall mean all approvals, including licenses, registrations, and authorizations, of all governmental agencies in a country necessary for the manufacture, use or sale of a Licensed Product or Licensed Service in the applicable country. As used herein, Regulatory Approval shall not include pricing or reimbursement approval.

1.24 “STINGVAX” shall mean GVAX plus cyclic dinucleotides and/or derivatives and/or formulations of cyclic dinucleotides.

1.25 “SUBLICENSE INCOME” shall have the meaning set forth in Section 3.8.

1.26 “SUBLICENSEE(S)” as used herein in either singular or plural shall mean any person or entity other than an Affiliate to which Company has granted a sublicense under this Agreement. Sublicensee(s) shall also include any person or entity to which Company’s Sublicensee(s) has granted a sublicense subject to JHU’s approval and the conditions hereunder.

1.27 “TEGVAX” shall mean GVAX plus toll-like receptor ligands.

1.28 “TERRITORY” shall mean world-wide.

1.29 “VALID CLAIM” shall mean those claims of a patent or patent application in any country that (i) have not expired; (ii) have not been disclaimed; (iii) have not been revoked,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken; and (iv) in the case of a pending application, was filed and is being prosecuted in good faith towards allowance for not more than [ * ] years.

ARTICLE 2

LICENSE GRANT

2.1 Grant. Subject to the terms and conditions of this Agreement, JHU hereby grants to Company (i) an exclusive license with the right to grant sublicenses in accordance with Section 2.2, hereof, to the Licensed Patent Rights and (ii) an exclusive license with the right to grant sublicenses in accordance with Section 2.2, hereof, to JHU’s interest in Cell Lines; to make, have made, use, have used, sell, offer for sale, have sold, import, have imported, develop and commercialize, Licensed Products and to provide Licensed Services in the Territory for the Field and (iii) a nonexclusive license, with the right to grant sublicenses in accordance with Section 2.2, hereof, to use Licensed Technology to make, have made, use, have used, sell, offer for sale and have sold, import, have imported, develop and commercialize, Licensed Products and to provide Licensed Services in the Territory for the Field.

The grant of patent rights herein may be subject to rights retained by the United States government in accordance with 35 U.S.C. 200-205 and P.L. 96-517, as amended by P.L. 98-620, and subject to the retained right of JHU to make, have made, provide and use for its and The Johns Hopkins Health Systems’ noncommercial research, educational and clinical testing purposes Licensed Product and Licensed Service, including the ability to distribute any biological material covered under Licensed Patent Rights and/or Cell Lines for nonprofit academic research use to nonprofit entities as is customary in the scientific community. If such biological materials are shared for nonprofit academic research use by a third party, JHU will transfer the biological materials through an agreement that prohibits commercial use of the transferred material, as well as any progeny or derivatives, including, without limitation, master cell banks and working cell lines. In addition, the United States Government may have acquired a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the inventions described in Licensed Patent Rights throughout the world. The rights granted herein are additionally subject to: the requirement that any Licensed Product(s) produced for use or sale within the United States shall be substantially manufactured in the United States (unless a waiver under 35 USC § 204 or equivalent is granted by the appropriate United States government agency), and the right of the United States government to require JHU, or its licensees, including Company, to grant sublicenses to responsible applicants on reasonable terms when necessary to fulfill health or safety needs.

Company acknowledges that its rights are therefore subject to the foregoing paragraph.

2.2 Sublicense. Company may sublicense to one or more Sublicensees the rights granted by JHU under this Agreement, and upon notification to JHU, may extend the right to further sublicense such sublicensed rights subject to the terms and conditions of this Section 2. As a condition to its validity and enforceability, each sublicense agreement shall: (a) incorporate by reference the terms and conditions of this Agreement, (b) be consistent with the terms,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

conditions and limitations of this Agreement, (c) name JHU as an intended third-party beneficiary of the obligations of Sublicensee without imposition of obligation or liability on the part of JHU or its Inventors to the Sublicensee, and (d) specifically incorporate Sections 6.2 “Representations by JHU”, 7.1 “Indemnification”, 10.1 “Use of Name”, 10.4 “Product Liability” into the body of the sublicense agreement, and cause the terms used in therein to have the same meaning as in this Agreement. Company and its Sublicensee(s) shall provide to JHU each proposed sublicense agreement, executed by both Company and Sublicensee. To the extent that any terms, conditions or limitations of any sublicense agreement are inconsistent with this Agreement, those terms, conditions and limitations are null and void against JHU.

2.3 Other Third-party Obligations. JHU and Company agree that the rights granted to Company to the Cell Lines and Licensed IP are subject to the Third-party Obligations specifically identified in Exhibit B and D hereto.

2.4 Global Access for Essential Medicines. This Agreement is subject to the provisions of Exhibit E: GLOBAL ACCESS FOR ESSENTIAL MEDICINES.

2.5 Certain Developed IP. If JHU, working independently (including having obtained funding to conduct additional clinical trials), develops new and useful proprietary data, information and/or other intellectual property of any kind relating to the Licensed IP (“Developed IP”), to the extent that JHU has the right to offer to Company and grant a license to such Developed IP, JHU will disclose the Developed IP to Company and Company agrees to negotiate in good faith with JHU for the right to use the Developed IP as part of the development and commercialization of Licensed Products

ARTICLE 3

FEES, ROYALTIES, & PAYMENTS

3.1 License Fee. Company agrees to pay to JHU the license fee set forth in Exhibit F payable in two equal installments as follows: (i) within [ * ] days following execution of this Agreement and (ii) on the first anniversary of the Effective Date of this Agreement, assuming that the Technology Transfer has been completed to the reasonable satisfaction of the Company, including, without limitation, the transfer to Company of all Cell Lines Company has reasonably requested.

3.2 Milestones License Fees. Company will pay to JHU milestone payments for the Licensed Products developed by Company, its Affiliates, and/or Sublicensees within [ * ] days of achieving the milestones listed in Exhibit F.

3.3 Minimum Annual Royalties. Company will pay the minimum annual royalties (“Minimum Annual Royalties”) as set forth in Exhibit F. These Minimum Annual Royalties shall be due within [ * ] days of each anniversary of the Effective Date beginning with the second anniversary of the Effective Date (running royalties accrued and paid to JHU during the one-year period preceding an anniversary of the relevant Effective Date of this Agreement shall be credited against the Minimum Annual Royalties due on that anniversary date). The amount of all Minimum Annual Royalties paid for any year in excess of the actual running royalties for such year shall be carried forward and credited against running royalties owed in future years.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.4 Running Royalties. Company shall pay to JHU a running royalty as set forth in Exhibit F for each Licensed Product sold and for each Licensed Service provided by Company, its Affiliates and Sublicensee(s) based on Net Sales Revenues and Net Service Revenues for the term of this Agreement. Running royalty payments shall be made quarterly within [ * ] days of the end of the calendar quarter. The royalty rate shall be reduced by [ * ] in the event there is no Valid Claim of the Licensed Patent Rights in the relevant country covering the Licensed Product or Licensed Service, as the case may be.

3.5 Royalty Offset. In the event that a license to third party intellectual property is required in order to make, have made, use, have used, import, have imported, offer for sale, sell and have sold a Licensed Product or Licensed Service, the royalty rate shall be abatable by up to [ * ] of the consideration payable to the third party (i.e. up to [ * ]), provided that the applicable running royalty payable to JHU shall not drop below [ * ] of the running royalty herein calculated before the abatement.

3.6 One Royalty/One Set of Milestones. In no event shall a Licensed Product or Licensed Service require the payment of two royalties and/or two sets of milestones by Company under the agreements listed below between the Parties. For clarity, this provision applies to amounts that may be owed by Company hereunder and also under that certain Restated and Amended License Agreement between JHU and BioSante Pharmaceuticals, Inc., dated as of March 3, 2011, which amends and restates in the entirety that certain License Agreement between JHU and Cell Genesys, Inc. (“Cell Genesys”) dated as of June 15, 2000, as amended by a First Amendment to the License Agreement dated as of March 27, 2008, that certain License Agreement between JHU and Cell Genesys, Inc., dated March 12, 2001, as amended by a First Amendment to the License Agreement dated as of March 27, 2008, and that certain License Agreement between JHU and Cell Genesys, Inc., dated October 1, 1999, as amended by a First Amendment to the License Agreement dated as of August 30, 2003 (the “JHU Agreements”). If there is an overlap in payment obligations on a single Licensed Product or Licensed Service under the agreements listed herein, the higher royalty rate or the larger set of milestones (when taken in the aggregate) shall be the amount payable by Company. In addition, Company shall not be required to pay any milestones already paid prior to the date hereof, or pay milestones twice for a single indication or Licensed Product. JHU has not received any written notice that would indicate that any milestones are currently due or due and payable under any of the foregoing agreements.

3.7 Taxes. All required non-U.S. withholding related to Licensed Product or Licensed Service sold under this Agreement shall be paid by Company or its Affiliates and shall not be deducted from royalty or other payments due to JHU. If Company is required by law to withhold non-U.S. taxes, JHU will provide reasonable assistance to Company in its efforts to file such requests as are available under the regulations applicable to the jurisdiction and the taxing agency to eliminate the withholding and/or qualify the royalty payments made hereunder for reduced rates of income tax withholding under any applicable income tax treaty.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.8 Sublicense Consideration. In addition to the running royalty as set forth under Section 3.4, Company shall pay to JHU the agreed percentage set forth below of the cash value of compensation received by Company from a third party in consideration of the grant of a sublicense to such third party of the rights granted by JHU to Company under this Agreement, including all relevant sublicensing licensing fees, milestone payments, and equity investments in Company or its Affiliate(s) to the extent such investments exceed [ * ] of Fair Market Value (as defined herein below), provided that the following are specifically excluded from this provision: running royalties, loans, debt financing, equity investments at or below [ * ] of Fair Market Value (as defined herein below), payments or other consideration or reimbursement for services, research or development, sales and/or marketing activities, and reimbursement for patent costs or milestones payable to JHU under this Agreement (“Sublicense Income”). As documentation, Company will provide to JHU all relevant information in its possession to the extent reasonably required to confirm amounts payable hereunder in respect of Sublicense Income and which is not the confidential information of a third party, including, but not limited to, copies of research contracts or other contracts with a performance plan and commensurate budget for research, development, sales and/or marketing activities to be performed by Company, providing that the absence of such information shall not preclude exclusion from Sublicense Income.

(i)	[ * ] if [ * ];

(ii)	[ * ] if [ * ]; and

(iii)	For [ * ], [ * ].

In the event that equity in lieu of cash or other consideration is received by Company in return for granting a sublicense, Company shall either arrange for JHU’s share of such equity to be issued directly to JHU and in the name of “The Johns Hopkins University” or Company shall pay in cash to JHU the Fair Market Value, as defined below, of JHU’s share of such equity. The term “Fair Market Value” shall mean (i) if the stock is publicly traded, the average price that the stock in question is publicly trading at for [ * ] days prior to the announcement of the sublicense agreement, or (ii) if the stock is not publicly traded, the value of such stock as determined in its most recent round of financing.

Notwithstanding anything to the contrary in this Agreement or any JHU Agreement, if (i) Company sublicenses to a third party intellectual property rights licensed to Company by JHU pursuant to multiple agreements and (ii) in two or more of such agreements with JHU, Company has agreed to pay to JHU a percentage of sublicense income (as defined in each such agreement) that Company receives from Sublicensees, then the relevant percentages of sublicense income shall not be aggregated and applied to all sublicense income. Instead Company shall calculate the sublicense income payable to JHU under each relevant agreement based on Company’s reasonable estimate of the value allocable to each set of sublicensed rights, when considered in light of the entire transaction and all other relevant factors.

3.9 Form of Payment. All payments under this Agreement shall be made in U.S. Dollars by either check or wire transfer.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.10 Payment Information. All check payments from Company to JHU shall be sent to:

Executive Director

Johns Hopkins Technology Transfer

The Johns Hopkins University

100 N. Charles Street, 5th Floor

Baltimore, MD 21201

Attn: JHU Agreement # A21083

or such other addresses which JHU may designate in writing from time to time. Checks are to be made payable to “The Johns Hopkins University”. Wire transfers may be made through:

ACH - currently a domestic system (U.S. payments)

[ * ]

Transit/routing/ABA number: [ * ]

Account number: [ * ]

Type of account: [ * ]

CTX format is preferred; CCD+ is also accepted

Reference: JHU Tech Transfer

(JHU Agreement A21083)

FED WIRE - Domestic

[ * ]

Transit/routing/ABA number: [ * ]

Account number: [ * ]

Type of account: [ * ]

Reference: JHU Tech Transfer

(JHU Agreement A21083

FED WIRE - International

[ * ]

SWIFT code: [ * ]

Account number: [ * ]

Type of account: [ * ]

Reference: JHU Tech Transfer

(JHU Agreement A21083)

CHIPS ABA number: N/A

IBAN number: N/A

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Company shall provide notice of the date and amount of all ACH payments to JHU’s Financial Manager by email or telephone. Company shall be responsible for any and all costs associated with wire transfers.

3.11 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the [ * ] day following the due date thereof, calculated at the annual rate of the sum of (a) [ * ] plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of JHU to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to termination of this Agreement as set forth in Section 9.2.

ARTICLE 4

PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT

4.1 Prosecution & Maintenance.

(a) JHU shall be responsible for the maintenance and prosecution of the TEGVAX patent rights among the Licensed Patent Rights (JHU Ref# C05152 and C11641). JHU shall (a) cause its patent counsel to timely copy Company on all official actions and written correspondence with any patent office, and (b) allow Company a reasonable opportunity to comment and advise JHU. JHU shall consider and reasonably incorporate all comments and advice. Company shall be responsible for the maintenance and prosecution of the STINGVAX Patent Rights (JHU Ref# C12043). JHU will be notified, in advance, of the filing and prosecution of all patents and patent applications and have a full opportunity for input, which will be carefully considered by Company. By concurrent written notification to JHU and its patent counsel at least [ * ] days in advance (or later at JHU’s discretion) of any filing or response deadline, or fee due date, Company may elect not to have a patent application filed in any particular country or not to pay expenses associated with the prosecution or maintaining any patent application or patent, provided that Company pays for all costs incurred up to JHU’s receipt of such notification. Failure to provide such notification can be considered by JHU to be Company’s authorization to proceed at Company’s expense. Upon such notification, JHU may file, prosecute, and/or maintain such patent applications or patent at its own expense and for its own benefit, and any rights or license granted hereunder held by Company, Affiliates or Sublicensee(s) relating to the Licensed Patent Rights which comprise the subject of such patent applications or patent and/or apply to the particular country, shall terminate.

(b) Company will reimburse JHU for all reasonable documented past costs, and all reasonable future costs associated with preparing, filing, maintaining and prosecuting the Licensed Patent Rights within the Field. JHU shall provide an invoice of all past patent costs (to the extent not already invoiced and/or paid) after execution of this Agreement. Unreimbursed past patent expenses are currently estimated at about $[ * ] (this amount does not include estimate for national phase filings for TEGVAX IP (JHU Ref# C11641)). The patent costs shall be due within [ * ] days of receipt of an invoice from JHU.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.2 Notification. Each party will notify the other promptly in writing when any infringement by another is uncovered or suspected.

4.3 Patent Enforcement. Company shall have the first right to enforce and defend any patent within Licensed Patent Rights and in the Field against any infringement or alleged infringement thereof, and shall at all times keep JHU informed as to the status thereof. Before Company commences an action with respect to any infringement of such patents, Company shall give careful consideration to the views of JHU and to potential effects on the public interest in making its decision whether or not to sue. Thereafter, Company may, at its own expense, institute suit against any infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom subject to Section 4.5. However, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of JHU, which consent shall not be unreasonably withheld. This right to sue for infringement shall not be used in an arbitrary and capricious manner. JHU shall reasonably cooperate in any such litigation at Company’s expense, including by allowing itself to be joined as a party to such litigation if required for purposes of standing. If Company elects not to enforce any patent within the Licensed Patent Rights, then it shall so notify JHU in writing within [ * ] days of receiving notice that an infringement exists, and JHU may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom.

4.4 Patent Invalidity Suit. If a declaratory judgment action is brought naming Company as a defendant and alleging invalidity of any of the Licensed Patent Rights, JHU may elect to take over the sole defense of the action at its own expense. Company shall cooperate fully with JHU in connection with any such action.

4.5 Recovery. Any recovery of ordinary (non-punitive) damages by Company under Section 4.3 shall be deemed to reflect loss of commercial sales, and Company shall pay to JHU an amount calculated by applying the royalty rate defined in Section 3.4 to the non-punitive damages of the recovery net of all costs and expenses associated with each suit or settlement. In the event a court awards punitive damages to Company in addition to ordinary damages, Company shall pay to JHU [ * ] of such punitive damages awarded in respect of the Licensed IP, net of all reasonable costs and expenses associated with each suit or settlement. If the cost and expenses exceed the recovery, then [ * ] of the excess shall be credited against royalties payable by Company to JHU hereunder in connection with sales of Licensed Product covered in the Licensed Patent Rights which are the subject of the infringement suit, in the country of such legal proceedings, provided, however, that any such credit under this Section shall not exceed [ * ] of the royalties otherwise payable to JHU with regard to sales in the country of such action in any one calendar year, with any excess credit being carried forward to future calendar years.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 5

OBLIGATIONS OF THE PARTIES

5.1 Reports. Company shall provide to JHU the following written reports according to the following schedules.

(a) Company shall provide calendar-quarterly royalty reports, substantially in the form of Exhibit G and due within [ * ] days of the end of each calendar quarter following the Effective Date of this Agreement beginning after the First Commercial Sale of a Licensed Product or Licensed Service. Royalty Reports shall disclose the amount of Licensed Product(s) and Licensed Service(s) sold, the total Net Sales Revenues and Net Service Revenues of such Licensed Product(s) and Licensed Service(s), and the running royalties due to JHU as a result of Net Sales Revenues and Net Service Revenues by Company, Affiliates and Sublicensee(s) thereof. Payment of any such royalties due shall accompany such Royalty Reports.

(b) Until Company, an Affiliate or a Sublicensee(s) has achieved a First Commercial Sale of a Licensed Product or Licensed Service, or received FDA market approval, Company shall provide semiannual Diligence Reports, due within [ * ] days of the end of every June and December following the Effective Date of this Agreement. These Diligence Reports shall describe Company’s, Affiliate(s)‘s or any Sublicensee(s)‘s technical efforts towards meeting its obligations under the terms of this Agreement.

(c) Company shall provide Annual Reports within [ * ] days of the end of every December following the Effective Date of this Agreement. Annual Reports shall include:

(i)	evidence of insurance as required under Section 10.4, or, a statement of why such insurance is not currently required, and

(ii)	identification of all Affiliates which have exercised rights pursuant to Section 2.1, or, a statement that no Affiliate has exercised such rights, and

(iii)	notice of all FDA approvals of any Licensed Product(s) or Licensed Service(s) obtained by Company, Affiliate or Sublicensee, the patent(s) or patent application(s) licensed under this Agreement upon which such product or service is based, and the commercial name of such product or service, or, in the alternative, a statement that no FDA approvals have been obtained.

5.2 Records. Company shall make and retain, for a period of [ * ] years following the period of each report required by Section 5.1, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Section 5.1. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. Company shall permit the inspection and copying of such records, files and books of account by JHU or its agents during regular business hours upon [ * ] business days’ written notice to Company. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be paid by JHU, provided that if any such inspection shall reveal that an error has been made in an amount equal to [ * ] or more of that owed for any calendar year, such costs shall

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

be borne by Company. As a condition to entering into any such agreement, Company shall include in any agreement with its Affiliates or its Sublicensee(s) which permits such party to make, use, sell or import the Licensed Product(s) or provide Licensed Service(s), a provision requiring such party to retain records of sales of Licensed Product(s) and records of Licensed Service(s) and other information as required in Section 5.1 and permit JHU to inspect such records as required by this Section.

5.3 Diligence. Company shall use commercially reasonable efforts to develop and to introduce the Licensed Product(s) and Licensed Service(s) into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgment; thereafter, until the expiration or termination of this Agreement, Company shall use commercially reasonable efforts to endeavor to keep Licensed Product(s) and Licensed Service(s) reasonably available to the public. Company shall also exercise commercially reasonable efforts to develop Licensed Product(s) suitable for different indications within the Field. In addition to the foregoing, Company shall use its commercially reasonable efforts to meet the following milestones.

(a)	[ * ] by [ * ];

(b)	[ * ] by [ * ];

(c)	[ * ] by [ * ];

(d)	[ * ] by [ * ];

(e)	[ * ] by [ * ]; and

(f)	[ * ] by [ * ].

In the event that unforeseen circumstances prevent the Company from achieving a diligence milestone, the Company and JHU will agree to discuss alternative commercially reasonable milestones. Company shall provide JHU with notice, as provided hereunder in Section 10.6, within [ * ] days of achieving each diligence milestone. The foregoing diligence obligations are the only obligations of the Company with respect to GVAX products.

5.4 Other Products. Beginning on [ * ] and thereafter, if JHU provides the Company in writing with clinical or other compelling scientific, safety and commercial evidence demonstrating a significant commercial opportunity within the Licensed Field which is not being developed or commercialized by Company, Company shall make reasonable efforts either to provide JHU with a development plan and start development or attempt to sublicense the particular market or use to a third party. If within [ * ] months of such notification by JHU, Company has not initiated reasonable efforts to finance, develop or sublicense that particular significant commercial opportunity, JHU may on written notice to the Company terminate this license, but only for the relevant indication, so long as JHU has (i) a bona fide offer to enter into a license for the development of the indication on terms which are consistent with the terms herein when considered in light of market rates and the breadth and scope of the license, along with a detailed development plan, (ii) JHU and Company have agreed in writing that development of the indication as planned will not adversely affect current or anticipated development and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

commercialization of Licensed Products and Licensed Services, and (iii) the proposed licensee can demonstrate it has sufficient current funding to fund the development for not less than [ * ] years. In addition, the termination of any indication permitted by this Section shall not be effective until JHU enters into the proposed license and in any event any such license shall be executed by both the parties thereto within six (6) months of the initiation of negotiation. If the license is not executed prior to the end of such period, then the license shall not be granted by JHU and the termination of the relevant indication shall not be effective. If any license granted under this provision is terminated for any reason (in whole or in part), written notice of the same will be delivered to Company and the terminated rights shall be automatically restored as part of Company’s rights under this Agreement as of the date of termination, unless requested otherwise by the Company. For clarity, this Section shall not be applicable if Company reasonably demonstrates to JHU that commercializing such Licensed Product(s) or Licensed Service(s) or granting such a sublicense in said market or use would have a potentially adverse commercial effect upon development, marketing or sales, or future development, marketing or sales, of the Licensed Product(s).

5.5 Patent Acknowledgement. Company agrees that all packaging containing individual Licensed Products(s) sold by Company, Affiliates and Sublicensee(s) of Company will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country’s patent laws.

5.6 Technology Transfer. In order to enable Company to exercise the licenses granted herein, JHU, through its inventors, will promptly disclose and provide to Company all information and materials (including without limitation biological materials) comprising the Licensed IP. The parties acknowledge that this process will be collaborative and will be executed based upon Company’s needs and the inventors’ reasonable capabilities to complete the transfer. In any event, the Licensed Technology Transfer shall be completed within [ * ] after the Effective Date. Company and JHU shall agree on a reasonable fee not exceed $[ * ] payable to JHU to fund the costs of the technology transfer including without limitation costs for clerical support. Company shall not be responsible for paying any consideration related to Licensed IP that is not transferred to Company. JHU shall ship Licensed Technology to the addresses indicated by the Company, at times reasonably acceptable to Company.

5.7 Cell Line Transfer and Reimbursement. JHU shall deliver to Company not less than the quantity of each Cell Line referenced in Exhibit B (Section 1) of this Agreement. JHU shall ship the Cell Lines to Company at addresses designated by Company and under physical conditions and at times reasonably requested by the Company. In support of the foregoing, upon transfer of such Cell Lines, Company shall pay to JHU up to $[ * ], based upon the amounts set forth in Exhibit B (Section 1). In addition, the parties will agree after the Effective Date on a plan for the transfer, security and preservation of the Cell Lines so as to enable the continued use of all the lines for research by JHU and for research, development and commercialization of products by Company.

5.8 Additional Cell Lines. At Company’s request, JHU may transfer to Company additional GVAX cell lines existing prior to the Effective Date of this Agreement and not listed in Exhibit B (“Additional Cell Lines”), including any melanoma lines that become available. Such

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

transfer of Additional Cell Lines shall be made only to the extent Additional Cell Lines are unencumbered by any third party rights and subject to availability and reimbursement of agreed and documented costs of JHU in connection with the transfer and replacement of material. Such transfer shall be accomplished by written amendment to this Agreement with appropriate terms and conditions to be negotiated in good faith between the parties, provided the parties acknowledge that the terms of this Agreement represent appropriate terms and conditions for similar materials that were negotiated in good faith. The foregoing notwithstanding, JHU is under no obligation to transfer to Company Additional Cell Lines.

ARTICLE 6

REPRESENTATIONS

6.1 Duties of the Parties. JHU is not a commercial organization. It is an institute of research and education. Therefore, JHU has no ability to evaluate the commercial potential of any Licensed Patent Rights or Licensed Product or other license or rights granted in this Agreement. It is therefore incumbent upon Company to evaluate the rights and products in question, to examine the materials and information provided by JHU, and to determine for itself the validity of any Licensed Patent Rights, its freedom to operate, and the value of any Licensed Products or Licensed Services or other rights granted.

6.2 Representations by JHU. JHU warrants that it has good and marketable title to its interest in the inventions claimed under Licensed Patent Rights with the exception of certain retained rights of the United States Government, which may apply if any part of the JHU research was funded in whole or in part by the United States Government. To the best of JHTT’s knowledge, JHU has the right to grant the rights, and transfer the materials, to Company that are granted and transferred hereunder on the terms set forth herein. The parties acknowledge that the transfer of the 3SKBR3 cell line from JHU is not possible until Company receives permission for transfer from Memorial Sloan Kettering. If and when such permission is obtained, then JHU agrees that it will cooperate in such transfer. JHU does not warrant the validity of any patents or that practice under such patents shall be free of infringement. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) AGREE THAT THE LICENSED IP ARE PROVIDED “AS IS”, AND THAT JHU MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT(S) AND LICENSED SERVICE(S) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. JHU DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JHU ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF JHU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND/OR SERVICE MANUFACTURED, USED, OR SOLD BY COMPANY, ITS SUBLICENSEE(S) AND AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCT(S) OR LICENSED SERVICE(S) AS DEFINED IN THIS AGREEMENT.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification. Company, Affiliates and Sublicensee(s) shall indemnify, defend with counsel reasonably acceptable to JHU and hold JHU, The Johns Hopkins Health Systems, their present and former trustees, officers, inventors of Licensed IP, agents, faculty, employees and students (“Indemnitee”) harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions by any of the foregoing entities, whether or not JHU or said inventors, either jointly or severally, is named as a party defendant in any such lawsuit and whether or not JHU or the inventors are alleged to be negligent or otherwise responsible for any injuries to persons or property. Practice of the inventions covered by Licensed Product(s) and Licensed Service(s), by an Affiliate or an agent or a Sublicensee(s) or a third party on behalf of or for the account of Company or by a third party who purchases Licensed Product(s) and Licensed Service(s) from Company, shall be considered Company’s practice of said inventions for purposes of this Section. The obligation of Company to defend and indemnify as set out in this Section shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an Affiliate or Sublicensee, and shall not be limited by any other limitation of liability elsewhere in this Agreement.

7.2 Indemnity Procedure. Any Indemnitee seeking indemnification under this Agreement shall promptly notify Company of any claim, demand, action or other proceeding for which such Indemnitee intends to claim such indemnification. Company shall have the right to participate in consideration by the Indemnitee of the financial aspect only of the settlement of any claim, demand, action or other proceeding, but Company may not unreasonably withhold or delay approval of the financial aspect of any settlement. The failure of the Indemnitee to deliver notice to Company within a reasonable time after actual notice of any such claim or demand, or the commencement of any such action or other proceeding, if materially prejudicial to the ability to defend such claim, demand, action or other proceeding, shall relieve Company of any liability under this Section 7 with respect thereto. Each Indemnitee, its employees and agents, shall reasonably cooperate with Company and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 7 at the expense of Company.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality. If necessary, the parties will exchange information, which they consider to be confidential. The recipient of such information agrees to accept the disclosure of said information which is marked as confidential at the time it is sent to the recipient, and to employ all reasonable efforts to maintain the information secret and confidential, such efforts to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

be no less than the degree of care employed by the recipient to preserve and safeguard its own confidential information. The information shall not be disclosed or revealed to anyone except employees of the recipient who have a need to know the information and who have entered into a secrecy agreement with the recipient under which such employees are required to maintain confidential the proprietary information of the recipient and such employees shall be advised by the recipient of the confidential nature of the information and that the information shall be treated accordingly.

The obligations of this Section 8.1 shall also apply to Affiliates and/or Sublicensee(s) provided such information by Company. JHU’s, Company’s, Affiliates, and Sublicensee(s)‘s obligations under this Section 8.1 shall extend until [ * ] years after the termination of this Agreement.

8.2 Exceptions. The recipient’s obligations under Section 8.1 shall not extend to any part of the information:

(a) that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or

(b) that can be demonstrated, from written records to have been in the recipient’s possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or

(c) that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient; or

(d) that is demonstrated from written records to have been developed by or for the receiving party without reference to confidential information disclosed by the disclosing party.

(e) that is required to be disclosed by law, government regulation or court order.

8.3 Right to Publish. JHU may publish manuscripts, abstracts or the like describing the Licensed Patent Rights and inventions contained therein provided confidential information of Company as defined in Section 8.1, is not included or without first obtaining approval from Company to include such confidential information. Otherwise, JHU and the Inventors shall be free to publish manuscripts and abstracts or the like directed to the work done at JHU related to the Licensed Technology without prior approval.

ARTICLE 9

TERM & TERMINATION

9.1 Term. Unless earlier terminated as permitted herein, the term of this Agreement shall commence on the Effective Date and shall continue for thirty (30) years after the First Commercial Sale of a Licensed Product, provided the term may be extended for multiple additional ten (10) year periods upon the mutual agreement of Company and JHU, such agreement not to be unreasonably withheld by JHU. In connection with any such extension or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

consideration thereof, the following shall apply: (i) JHU agrees that it will not ask for any additional or increased consideration and (ii) so long as a Licensed Product or Licensed Service is being marketing and sold commercially and Company is not in material breach of the Agreement, then JHU shall not object to such extension of term.

9.2 Termination by Either Party. This Agreement may be terminated by either party if the other party (a) files or has filed against it a petition under the Bankruptcy Act, makes an assignment for the benefit of creditors, has a receiver appointed for it or a substantial part of its assets, or otherwise takes advantage of any statute or law designed for relief of debtors and it is not dismissed within ninety (90) days thereafter, or (b) breaches any of its material obligations hereunder, if, following the giving of notice by the terminating party of the breach and its intent to terminate and stating the grounds therefor, the breaching party shall not have cured the breach within sixty (60) days (thirty (30) days for nonpayment and amounts due and payable). In no event, however, shall such notice or intention to terminate be deemed to waive any rights to damages or any other remedy which the party giving notice of breach may have as a consequence of such failure or breach. Accrued obligations, such as payment of owed royalties, are not affected by termination.

9.3 Termination by Company. Company may terminate this Agreement and the license granted herein, for any reason, upon giving JHU ninety (90) days’ written notice. Company may remove any Licensed IP from the license on thirty (30) days written notice to JHU.

9.4 Obligations and Duties upon Termination. If this Agreement is terminated other than for the uncured material breach of JHU, both parties shall be released from all obligations and duties imposed or assumed hereunder to the extent so terminated, except as expressly provided to the contrary in this Agreement. Upon termination, both parties shall cease any further use of the confidential information disclosed to the receiving party by the other party. Termination of this Agreement, for whatever reason, shall not affect any accrued obligations including without limitation any obligation of either party to make any payments for which it is liable prior to or upon such termination. Termination shall not affect JHU’s right to recover unpaid royalties, fees, reimbursement for patent expenses, or other forms of financial compensation incurred prior to termination. Upon termination Company shall submit a final royalty report to JHU and any royalty payments, fees, unreimbursed patent expenses and other financial compensation due JHU shall become immediately payable and all Cell Lines and Licensed Technology shall be returned to JHU. Furthermore, upon termination of this Agreement, all rights in and to the Licensed IP shall revert immediately to JHU at no cost to JHU. Upon termination of this Agreement, any Sublicensee(s) shall become a direct licensee of JHU, provided that JHU’s obligations to Sublicensee(s) are no greater than JHU’s obligations to Company under this Agreement. Company shall provide written notice of such to each Sublicensee(s) with a copy of such notice provided to JHU.

ARTICLE 10

MISCELLANEOUS

10.1 Use of Name. Company, Affiliates and Sublicensee(s) shall not use the name of The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of Inventors in any advertising, promotional, sales literature or fundraising documents without prior written consent from an authorized representative of JHU. Company, Affiliates and Sublicensee(s) shall allow at least seven (7) business days’ notice of any proposed public disclosure for JHU’s review and comment or to provide written consent.

10.2 No Partnership. Nothing in this Agreement shall be construed to create any agency, employment, partnership, joint venture or similar relationship between the parties other than that of a licensor/licensee. Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.

10.3 Notice of Claim. Each party shall give the other or its representative immediate notice of any suit or action filed, or prompt notice of any claim made, against them arising out of the performance of this Agreement or arising out of the practice of the inventions licensed hereunder.

10.4 Product Liability. Prior to initial human testing or First Commercial Sale of any Licensed Product(s) or Licensed Service(s) as the case may be in any particular country, Company shall establish and maintain, for each country in which Company or an Affiliate, or Sublicencee(s) shall test or sell Licensed Product(s) and Licensed Service(s), product liability, or other appropriate insurance coverage, in the minimum amount of (i) for Phase 2 Clinical Trials or earlier, Five Million Dollars per occurrence ($5,000,000) and Five Million Dollars ($5,000,000) in the aggregate, and (ii) for Phase 3 Clinical Trials and after, Seven Million Five Hundred Thousand Dollars ($7,500,000) per occurrence (which will increase to $10M as of commercialization of a Licensed Product) and Ten Million Dollars ($10,000,000) in the aggregate, and will annually present evidence to JHU that such coverage is being maintained. Upon JHU’s request, Company will furnish JHU with a Certificate of Insurance of each product liability insurance policy obtained. JHU shall be listed as an additional insured in Company’s said insurance policies. If such product liability insurance is underwritten on a ‘claims-made’ basis, Company agrees that any change in underwriters during the term of this Agreement will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the term of this Agreement. A change in underwriters will not be made unless claims arising prior to the date of the change during the term of this Agreement are covered.

10.5 Governing Law. This Agreement shall be construed, and legal relations between the parties hereto shall be determined, in accordance with the laws of the State of New York applicable to contracts solely executed and wholly to be performed within the State of New York without giving effect to the principles of conflicts of laws. Any disputes between the parties to this Agreement shall be brought in the state or federal courts of Maryland. Both parties agree to waive their right to a jury trial.

10.6 Notice. All notices or communication required or permitted to be given by either party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other party

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

at its respective address set forth below or to such other address as one party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third business day following the date of mailing. Notices sent by overnight courier shall be deemed received the following business day.

If to Company:	Aduro BioTech 626 Bancroft Way, Suite 3C Berkeley, CA 94710-2225 Attn: Chief Executive Officer

If to JHU:	Executive Director Johns Hopkins Technology Transfer The Johns Hopkins University 100 N. Charles Street 5th Floor Baltimore, MD 21201 Attn: Agreement #A21083

10.7 Compliance All Laws. In all activities undertaken pursuant to this Agreement, both JHU and Company covenant and agree that each will comply with such Federal, state and local laws and statutes, as may be in effect at the time of performance and all valid rules, regulations and orders thereof regulating such activities.

10.8 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein, except for the right to receive any remuneration hereunder, may be assigned by either party, in whole or in part, without the prior written consent of the other party, except that either party shall be free to assign this Agreement in connection with any sale of substantially all of its assets related to this Agreement without the consent of the others; provided that: (a) any such assignee shall agree in writing to be bound by the terms and conditions of this Agreement; and (b) the assigning party shall notify the other party of any such assignment. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto.

10.9 No Waivers; Severability. No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement, and no waiver shall be effective unless made in writing. Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held by any governmental agency or court of competent jurisdiction to be void, illegal and unenforceable, the parties shall negotiate in good faith for a substitute term or provision which carries out the original intent of the parties.

10.10 Entire Agreement; Amendment. Company and JHU acknowledge that they have read this entire Agreement and that this Agreement, including the attached Exhibits and, to the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

extent relevant, the JHU Agreements and the side letter between the parties dated the date hereof, constitutes the entire understanding and contract between the parties hereto and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which communications are merged herein. It is expressly understood and agreed that (i) there being no expectations to the contrary between the parties hereto, no usage of trade, verbal agreement or another regular practice or method dealing within any industry or between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement; and (ii) this Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties hereto.

10.11 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party hereto, shall impair any such right, power or remedy to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.12 Force Majeure. If either party fails to fulfill its obligations hereunder (other than an obligation for the payment of money), when such failure is due to an act of God, or other circumstances beyond its reasonable control, including but not limited to fire, flood, civil commotion, riot, war (declared and undeclared), revolution, or embargoes, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the parties to resume performance under this Agreement; provided, however, that in no event shall such time extend for a period of more than one hundred eighty (180) days.

10.13 Further Assurances. Each party shall, at any time, and from time to time, prior to or after the Effective Date of this Agreement, at reasonable request of the other party, execute and deliver to the other such instruments and documents and shall take such actions as may be required to more effectively carry out the terms of this Agreement.

10.14 Survival. All representations, warranties, covenants and agreements made herein and which by their express terms or by implication are to be performed after the execution and/or termination hereof, or are prospective in nature, shall survive such execution and/or termination, as the case may be. This shall include Sections 3 (to the extent accrued monies are unpaid) and Articles 7, 8, 9.4, and 10 (as applicable).

10.15 No Third-Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.16 Headings. Article headings are for convenient reference and not a part of this Agreement. All Exhibits are incorporated herein by this reference.

10.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument.

[Signatures on following page.]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, this Agreement shall take effect as of the Effective Date when it has been executed below by the duly authorized representatives of the parties.

THE JOHNS HOPKINS UNIVERSITY	ADURO BIOTECH, INC.

/s/ Wesley D. Blakeslee, J.D	/s/ Stephen T. Isaacs
Wesley D. Blakeslee, J.D., CLP Executive Director Johns Hopkins Technology Transfer	Stephen T. Isaacs President and CEO

EXHIBIT A. LICENSED PATENT RIGHTS

EXHIBIT B. CELL LINES AND ENCUMBRANCES

EXHIBIT C. CERTAIN LICENSED TECHNOLOGY

EXHIBIT D. ALL THIRD-PARTY OBLIGATIONS FOR LICENSED TECHNOLOGY

EXHIBIT E. GLOBAL ACCESS FOR ESSENTIAL MEDICINES

EXHIBIT F. LICENSE FEES AND ROYALTIES

EXIHIBIT G. QUARTERLY SALES & ROYALTY REPORT

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

LICENSED PATENT RIGHTS

[ * ]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT B

CELL LINES AND ENCUMBRANCES

1.	CELL LINES

[ * ]

2.	CELL LINE DESCRIPTION AND ENCUMBRANCES

[ * ]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT C

CERTAIN LICENSED TECHNOLOGY1

[ * ]

[1]	All Attachments referenced herein have been provided to Company under separate cover.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT D

ALL THIRD-PARTY OBLIGATIONS FOR LICENSED TECHNOLOGY

[ * ]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT E

GLOBAL ACCESS FOR ESSENTIAL MEDICINES

Subject to any requirements of relevant laws, rules, regulations, guidelines and standards of all relevant jurisdictions, as well as all obligations and retained rights applicable to the Licensed Patent Rights, including without limitation those set forth in Section 2.1 and 2.2 of this Agreement, the following terms shall be deemed to be a part of this Agreement. For clarity, this provision does not require Company to license, or permit JHU to license on its behalf, any of its information or intellectual property or products to any third party.

1)	DEFINITIONS

“GAVI Country” shall mean any country listed as eligible to receive support from the GAVI Alliance (as such list may be amended from time to time, provided it shall not include any major market countries or Brazil, Russia, India or China.)

“Humanitarian Purpose” shall mean practice of the Licensed Patent Rights by a Qualified Humanitarian Organization to manufacture Licensed Products in GAVI Countries for which no reasonable alternatives exist in such GAVI Countries, for the sole and express purposes of distribution of such Licensed Products in one or more GAVI Countries solely in the Public Charitable Market for end use by low-income end users in such GAVI Country at actual cost (with no profit) or no cost to the end user or the end user’s governmental entities.

“Non-GAVI Country” shall mean any country that is not a GAVI Country.

“Qualified Humanitarian Organization” shall mean any not-for-profit organization that addresses the public health needs of underserved populations solely on a not-for-profit basis. For clarity, Qualified Humanitarian Organizations do not include governmental organizations, foundations, generic biological or pharmaceutical companies, and foundations or non-for-profit organizations that are formed or established for the benefit of, or which partner with, or support, any for-profit or governmental entity.

“Public Charitable Market” shall mean markets that, due to economic circumstance and public health emergency cannot afford to purchase Licensed Products at the cost for which such Licensed Products are available in their country. The Public Charitable Market shall not include product tender markets (such as PAHO or UNICEF) or private markets.

2)	Limited Retained Rights.

Should Company have no plans to commercialize Licensed Product in GAVI Countries, subject to all other terms and requirements herein, JHU has the right to grant a nonexclusive license to the Licensed Patent Rights (but not jointly-owned Licensed Patent Rights) to a Qualified Humanitarian Organization solely for Humanitarian Purposes in the Public Charitable Market, but only as needed to produce products for end use in GAVI Countries. Such a license shall not be granted until (i) Company has developed a Licensed Product or Licensed Service that is proven to be capable of scalable

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

manufacture that permits distribution (including all relevant logistical considerations) and sale of the Licensed Product or Licensed Service in GAVI Countries at locally-affordable prices (with a reasonable profit and while reasonably protecting other markets) and with consistent quality, and (b) after the Company has a bona fide offer to do so with a viable manufacturing and commercial partner proven to be capable of effectively working in the GAVI Country in compliance with all relevant laws, rules, regulations, guidelines and standards, and the Company refuses such opportunity without a reasonable explanation as to the reasons why the same would not be commercially reasonable. The third-party license shall terminate automatically if (i) any Licensed Product (whether or not in development) is made available in any Non-GAVI Country directly or indirectly by the licensee, or if any other intellectual property of Company or JHU is infringed or misappropriated by the making, using, selling or importation of any relevant products, or (ii) a compulsory license is granted in such jurisdiction. Prior to entering any licenses with third parties pursuant to this provision, JHU will give at least twelve (12) months’ prior written notice to Company of JHU’s intent to consider or enter into such a license or manufacture and distribute in such market on its own, which notice will include all pertinent information concerning the opportunity, and Company shall have the first right to negotiate a license directly with the organization.

3)	Expansion into New Markets.

The Company shall consider how it might effectively and efficiently manufacture and sell Licensed Product and Licensed Services into GAVI Countries and whether such plans are reasonable and feasible in light of the logistical, quality, manufacturing, economic and scientific challenges related thereto, as well as the demonstrated need therefor in light of medical alternatives and other relevant factors. In connection therewith, JHU agrees to consider reasonable requests of Company for a commensurate reduction of royalty and sublicensing fees in circumstances where Company demonstrates to the satisfaction of JHU that Licensed Products are or will be made available in such developing nations at reduced cost, as compared to the U.S. market and taking into account a reasonable profit.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT F

LICENSE FEES AND ROYALTIES

1. The License Fee due pursuant to Section 3.1 is Two Hundred Fifty Thousand U.S. Dollars ($250,000).

2. The Milestone License fees due pursuant to Section 3.2 shall be paid only once for a TEGVAX-based Licensed Product, once for a STINGVAX-based Licensed Product, and once for one other Licensed Product that does not fall into one of the two (2) foregoing categories:

(i)	[ * ] upon [ * ];

(ii)	[ * ] upon [ * ];

(iii)	[ * ] upon [ * ];

(iv)	[ * ] upon [ * ]; and

(v)	[ * ] upon [ * ].

Milestone License Fees are not payable on Licensed Services.

As STINGVAX is jointly-owned by JHU and Company, milestones will be reduced for STINGVAX by [ * ] for milestones (i) - (iii) above.

3. The Minimum Annual Royalties due pursuant to Section 3.3 are:

[ * ]

4. The running royalty rate payable under Section 3.4 is equal to [ * ], subject to any offsets or reductions including without limitation those in Sections 3.4 and 3.5, provided that in no event shall the royalty payable hereunder be reduced below [ * ].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT G

QUARTERLY SALES & ROYALTY REPORT

FOR LICENSE AGREEMENT BETWEEN

                    ADURO BIOTECH INC.

AND

THE JOHNS HOPKINS UNIVERSITY

DATED

JHU Reference Number(s)                     ,

PERIOD: From              To

TOTAL ROYALTIES DUE FOR THIS PERIOD $

PRODUCT ID	PRODUCT NAME	*JHU REF #	1st COMMERCIAL SALE DATE	TOTAL NET SALES/ SERVICES	ROYALTY RATE	AMOUNT DUE

*	Please provide the JHU Reference Number or Patent Reference

This report format is to be used to report quarterly royalty statements to JHU. It should be placed on Company letterhead and accompany any royalty payments due for the reporting period. After the first sale on which royalties accrue, his report shall be submitted even if no sales are reported.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.